Exhibit 99.4

FIFTH AMENDMENT
TO THE
FLUSHING BANK 401(k) SAVINGS PLAN

January 1, 2016 Restatement

The Flushing Bank 401(k) Savings Plan, originally effective as of September 1, 1987, as presently maintained under an amendment and restatement made effective as of January 1, 2016, is hereby amended as follows, contingent upon, and subject to, the closing of the transactions contemplated by the “Empire Merger Agreement” (as defined below), effective as of the “Empire Merger Date” (as defined below):

1.	The definition of “Early Retirement Date” in Section 1.1 is hereby amended by adding the following new sentence at the end thereof:

“In the case of an Empire Employee, his "vested service" shall include his Empire Service.”

2.	Section 1.1 is hereby amended by adding the following new definitions immediately after the definition of “Eligibility Service”:

“"Empire" means Empire National Bank or Empire Bancorp, Inc.

An "Empire Employee" means an Employee who was an employee of Empire immediately prior to the Empire Merger Date and was an Employee of an Employer on the Empire Merger Date.

The "Empire Merger Agreement" means the Agreement and Plan of Bank Merger, dated as of October 24, 2019, by and between Flushing Bank and Empire National Bank.

The "Empire Merger Date" means the day after the “Effective Time” (as defined in the Empire Merger Agreement) of the merger of Empire National Bank with and into Flushing Bank, with Flushing Bank as the surviving entity, pursuant to the Empire Merger Agreement.”

"Empire Service" means an Empire Employee’s service with Empire prior to the Empire Merger Date.”

3.
The definition of “Grandfathered Covered Employee” in Section 1.1 is hereby amended by adding the following new sentence immediately prior to the last sentence thereof (which sentence begins “Notwithstanding any other provision …):

“In addition, the term “Grandfathered Covered Employee” shall also include a Covered Employee who (1) was employed by Empire at all times from December

 31, 2019 through the day before the Empire Merger Date, (2) became a Covered Employee on the Empire Merger Date, and (3) has continued to be a Covered Employee at all times since the Empire Merger Date.”

4.	Section 2.4 (“Eligibility Service”) is hereby amended by adding the following new paragraph at the end thereof:

“The Eligibility Service of an Empire Employee shall include his Empire Service.”

5.	Section 2.5 (“Vesting Service”) is hereby amended by adding the following new paragraph (e) at the end thereof:

“(e)	The Vesting Service of an Empire Employee shall include his Empire Service.”

6.	Section 3.1 is hereby amended by adding the following new sentence at the end of the second paragraph thereof (which paragraph begins “A Covered Employee shall …”

“Notwithstanding the preceding sentence, (i) an Empire Employee who, as of the Empire Merger Date, is a Covered Employee, has attained age 21, and has completed one year of Eligibility Service shall become an Eligible Employee eligible to receive allocations of Matching and Special Annual Company Contributions as of the Empire Merger Date; and (ii) any other Empire Employee shall become an Eligible Employee eligible to receive allocations of Matching and Special Annual Company Contributions as of the Enrollment Date next following the calendar month in which he is a Covered Employee, has attained age 21, and has completed one year of Eligibility Service.”

7.
The fourth paragraph of Section 3.1 is hereby amended by adding the following new sentence immediately prior to the last sentence thereof (which sentence begins “Notwithstanding any other provision…”):

“Notwithstanding the preceding sentence, (i) an Empire Employee who, as of the Empire Merger Date, is a Grandfathered Covered Employee, has attained age 21, and has completed one year of Eligibility Service shall become an Eligible Employee eligible to receive allocations of Profit Sharing and Retirement Account Contributions as of the Empire Merger Date; and (ii) any other Empire Employee who is a Grandfathered Covered Employee shall become an Eligible Employee eligible to receive allocations of Profit Sharing and Retirement Account Contributions as of the Enrollment Date next following the calendar month in which he is a Grandfathered Covered Employee, has attained age 21, and has completed one year of Eligibility Service.”

8.	Section 5.5 is hereby amended in its entirety to read as follows:

“5.5          Restrictions on Rollover Contributions

Rollover Contributions to the Plan are subject to the following:

•	except as provided below, the Plan shall not accept a Rollover Contribution of any promissory note attributable to a plan loan; and

•	a rollover may not include designated Roth contributions, as described in Code Section 402A, or after-tax employee contributions.

Notwithstanding the foregoing (or the requirement that a Rollover Contribution be made in cash), an Eligible Employee may elect to make a Rollover Contribution of a promissory note attributable to a plan loan from the Empire National Bank 401(k) Plan on such terms and conditions as the Administrator may require, provided such loan was not funded from a designated Roth contribution or after-tax employee contribution source and such rollover is a direct rollover which would otherwise satisfy the Plan’s requirements for a Rollover Contribution.  Any such promissory note shall continue to be administered in accordance with its terms.”

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EXECUTED at Uniondale, New York this 28th day of October, 2020.

FLUSHING BANK

By: /s/ Ruth Filiberto

Title: EVP/HR Director